EX-99.h.1.iv

Dated as of April 17, 2012

EXHIBIT A

to the Administration Contract dated April 1, 2006
between UBS Global Asset Management (Americas) Inc. and The UBS Funds

1.	UBS Global Allocation Fund

2.	UBS Global Equity Fund

3.	UBS Global Bond Fund

4.	UBS U.S. Large Cap Equity Fund

5.	UBS U.S. Equity Opportunity Fund

6.	UBS U.S. Small Cap Equity Fund

7.	UBS U.S. Small Cap Growth Fund

8.	UBS U.S. Real Estate Equity Fund

9.	UBS Core Plus Bond Fund

10.	UBS High Yield Fund

11.	UBS Emerging Markets Debt Fund

12.	UBS International Equity Fund

13.	UBS Emerging Markets Equity Fund

14.	UBS Dynamic Alpha Fund

15.	UBS U.S. Equity Alpha Fund

16.	UBS Global Frontier Fund

17.	UBS Market Neutral Multi-Strategy Fund

18.	UBS Fixed Income Opportunities Fund

19.	UBS Multi-Asset Income Fund